                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 15


           CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
           OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
               AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                     Commission File No. 0-13100
                                         ------------

                       Community Bankshares Incorporated
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


       11500 West Broad Street, Richmond, Virginia 23242, (804) 360-2222
--------------------------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $3.00 par value
--------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                 not applicable
--------------------------------------------------------------------------------
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [X]        Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12g-4(a)(2)(ii)   [ ]        Rule 15d-6               [ ]
     Rule 12h-3(b)(1)(i)    [ ]

        Approximate number of holders of record as of the certification or notice date: none (on November 30, 2001 Community Bankshares Incorporated merged with and into SouthTrust of Alabama, Inc.)

         Pursuant to the requirements of the Securities Exchange Act of 1934 SouthTrust of Alabama, Inc., the successor to Community Bankshares Incorporated, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      SOUTHTRUST OF ALABAMA, INC.

Dated:  November 30, 2001             By: /s/ ALTON E. YOTHER
                                          -------------------------------
                                      Alton E. Yother
                                      Its Secretary and Treasurer